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                         UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 12b-25

                  NOTIFICATION OF LATE FILING


(Check One):
/X/Form 10-Q

                 For Period Ended:       September 30, 1998
                                   -------------------------------

                 Commission File Number: 0-14271

                 [ ] Transition Report on Form 10-K
                 [ ] Transition Report on Form 20-F
                 [ ] Transition Report on Form 11-K
                 [ ] Transition Report on Form 10-Q
                 [ ] Transition Report on Form N-SAR

                 For the Transition Period Ended: _____________________________

________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

                  Prudential-Bache/Equitec Real Estate Partnership,
                          A California Limited Partnership
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable

                  One Seaport Plaza
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

                  New York, NY           10292-0128
________________________________________________________________________________
                 City, State              Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       |    (a) The reasons described in reasonable detail in Part III of
       |        this form could not be eliminated without unreasonable effort
       |        or expense;
       |    (b) The subject annual report, semi-annual report, transition
       |        report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
/X/    |        portion thereof, will be filed on or before the fifteenth
       |        calendar day following the prescribed due date; or the subject
       |        quarterly report of transition report on Form 10-Q, or portion
       |        thereof will be filed on or before the fifth calendar day
       |        following the prescribed due date; and
       |    (c) The accountant's statement or other exhibit required by
       |        Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

   Registrant has contingency with respect to pending litigation and defers filing until further information is available.

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   Eugene D. Burak                          (212)             214-1258
__________________________________________  _______________  ___________________

(2) Have all other other periodic reports required under Section
    13 or 15(d) of the Securities Exchange Act of 1934 or Section
    30 of the Investment Company Act of 1940 during the preceding
    12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                            /X/Yes  / /No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
    included in the subject report or portion thereof?             / /Yes  /X/No

    If so, attach an explanation of the anticipated change, both narratively and, quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

                Prudential-Bache Equitec Real Estate Partnership
                       A California Limited Partnership
            ___________________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   November 16, 1998         By: Prudential-Bache Properties, Inc.
                                     A Delaware corporation, General Partner

                                 By: /s/ Eugene D. Burak
____________________________     _______________________________________
                                  Eugene D. Burak
                                  Vice President
                                  Chief Accounting Office for the Registrant